UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 SCHEDULE 14A Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.  ) Filed by the Registrant ☒ Filed by a Party other than the Registrant  ☐ Check the appropriate box:  ☐ Preliminary Proxy Statement  ☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))  ☐ Definitive Proxy Statement  ☒ Definitive Additional Materials  ☐ Soliciting Material Pursuant to §240.14a-12 CMS ENERGY CORPORATION (Name of Registrant as Specified In Its Charter) (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check all boxes that apply): ☒ No fee required.  ☐ Fee paid previously with preliminary materials.  ☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Dear Valued Shareholder, Thank you for holding our company accountable in delivering on our commitments to our shareholders, which include industry-leading results and world class performance. As a valued shareowner of CMS Energy, we wanted to be sure you received our proxy statement, which is now live on our website at CMSEnergy.com. We are asking for your engagement, particularly on voting AGAINST proposal 6, as the Board recommends. This year, 6 proposals have been introduced. Proposals 1, 2, 3, 4 and 5 align with our company values and address 1) strong governance by a diverse Board of Directors; 2) performance-based executive compensation; 3) an independent public auditing firm; 4) an increase in the authorized number of shares of CMS Common Stock to 700 million shares; and 5) the ability to call a special meeting by shareholders holding 10% of CMS Common Stock – all of which align with the interests and future success of our employees, our company and you, our shareholders. However, Proposal 6 does NOT align with our company’s strategy or our shareholders’ best interests, and we ask that you consider voting as the Board recommends: AGAINST Proposal 6 or the shareholder right to act simply by a written consent. Proposal 6 does not guarantee that all shareholders will be informed of a proposed action by select shareholders or that all shareholders can meaningfully participate in the decisions of a select set of shareholders proposing an action. We strongly believe Proposal 6 is unnecessary and could hinder the long-term best interests of CMS and its shareholders. Please consider voting AGAINST Proposal 6 as the Board recommends, and if you’re considering voting FOR proposal 6 or against the Board’s recommendation, we would appreciate the opportunity to engage on a phone call in the coming week to discuss further. Please feel free to pass this letter along to the responsible individuals. Thank you, /s/ Jason M. Shore Jason M. Shore Vice President, Investor Relations & Treasurer CMS Energy Corp | Consumers Energy Company jason.shore@cmsenergy.com